Consulting Agreement

THIS CONSULTING AGREEMENT dated this 9th day of December, 2005

BETWEEN:

Keegan Resources Inc.. of Suite 1204 - 700 West Pender Street, Vancouver, British Columbia V6C 1G8 (the "Company")
OF THE FIRST PART
- AND -
Tony Ricci of ___________, Vancouver, British Columbia _____ (the "Consultant")
OF THE SECOND PART

BACKGROUND:

1.

The Company is duly incorporated, organized and existing under the laws of the Province of British Columbia.

2.

The Company is of the opinion that the Consultant has the necessary qualifications, experience and abilities to assist and benefit the Company in its business.

3.

The Company desires to engage the services of the Consultant and Consultant’s Assistant and the Consultant has agreed to accept the terms and conditions set out in this Agreement.

IN CONSIDERATION OF the matters described above and of the mutual benefits and obligations set forth in this Agreement, the receipt and sufficiency of which consideration is hereby acknowledged, the parties to this Agreement agree as follows:

Commencement Date and Term

1.

The Consultant will commence providing full-time services to the Company on December 9, 2005 (the 'Commencement Date').

2.

Subject to termination as provided in this Agreement, the Consultant will provide services for an indefinite term. The parties acknowledge that various provisions of this Agreement survive past termination of services.

Position and Duties

3.

The Company agrees to engage the services of the Consultant as a Chief Financial Officer to perform any and all Chief Financial Officer duties, and the Consultant agrees to the terms and conditions set out in this Agreement.

4.

The Consultant will perform any and all duties assigned to the Consultant by the Company. The Consultant agrees to be subject to the general supervision of and act pursuant to the orders, advice and direction of the Company and that all work shall be authorized by the President and CEO.

5.

The Consultant agrees to abide by the Company's and on any Exchange for which the Company is listed rules, regulations, and practices, as they may from time to time be adopted or modified.

Consultant Compensation

6.

For the services rendered by the Consultant as required by this Agreement, the Company will pay to the Consultant hourly fees at $175/hour or hourly fees of $100/hour for work that will be accomplished by Consultants Assistant. This compensation will be payable once a month upon invoice while this Agreement is in force. Invoices will be detailed as to the amount of time spent by Consultant and Assistant and work provided.

7.

The Consultant understands that the Consultant's compensation as provided in this Agreement will constitute the full and exclusive monetary consideration and compensation for all services performed by the Consultant and for the performance of all the Consultant's promises and obligations in this Agreement.

8.

Stock Options

Contractor shall, on the Effective Date, be eligible for incentive stock options which the Company at its discretion will cause to be granted.

Initial Grant

75,000 options

The above and any future Options will be granted to Contractor by the Company pursuant to a separate agreement between Contractor and the Company in the standard form used by that company (the “Option Agreement”) pursuant to its option plan or otherwise as appropriate, and will be subject to TSX Venture Exchange or TSX Inc. acceptance as applicable. The Options will be granted at an exercise price based on prevailing quoted prices of the Company’s shares on the relevant stock exchange.  The Options shall only vest and thereupon be exercisable dependent upon Contractor’s continued engagement by the Company hereunder. If this Agreement is terminated or Contractor dies during the term of the Options, all then vested share option rights, if any, may be exercised for 30 days subject to applicable rules of the regulatory authorities having jurisdiction, by the lawful representative of the estate of Contractor as contemplated by the separate Option Agreements.  The Option Agreements shall not in any way affect the interpretation of this Agreement.

9.

The Consultant understands and agrees that any additional compensation to the Consultant (whether a bonus or other form of additional compensation) will rest in the sole discretion of the Company and that the Consultant will not earn or accrue any right to additional compensation by reason of the Consultant's services.

Non Full Time Position

10.

The Consultant and Company agree that the job is not currently a full-time position and that Consultant may hold positions and contracts with other companies.

Avoiding Conflict of Opportunities

11.

It is understood and agreed that any business opportunity relating to or similar to the Company's current or anticipated business opportunities in Ghana or Nevada coming to the attention of the Consultant during the Consultant's term of service is an opportunity belonging to the Company. Therefore, the Consultant will advise the Company of the opportunity and cannot pursue the opportunity, directly or indirectly, without the written consent of the Company.

12.

Without the written consent of the Company, the Consultant further agrees not to:

1.

solely or jointly with others undertake or join any planning for or organization of any business activity competitive with the current or anticipated business activities of the Company; and

2.

directly or indirectly, engage or participate in any other business activities that the Company, in its reasonable discretion, determines to be in conflict with the best interests of the Company.

Inability to Contract for Company

13.

In spite of anything contained in this Agreement to the contrary, the Consultant will not have the right to make any contracts or commitments for or on the behalf of the Company without first obtaining the express written consent of the Company.

Confidential Information and Assignment of Inventions

14.

The Consultant acknowledges in any position the Consultant may hold, in and as a result of the Consultant's engagement of services by the Company, the Consultant will, or may, be making use of, acquiring or adding to information about certain matters and things which are confidential to the Company and which information is the exclusive property of the Company, including, without limitation:

1.

'Confidential Information' means all data and information relating to the business and management of Company, including proprietary and trade secret technology and accounting records to which access is obtained by the Consultant, including Work Product, Computer Software, Other Proprietary Data, Business Operations, and Marketing and Development Operations. Confidential Information will also include any information that has been disclosed by a third party to the Company and governed by a non-disclosure agreement entered into between the third party and the Company. Confidential Information will not include information that:

1.

is generally known in the industry of the Company;

2.

is now or subsequently becomes generally available to the public through no wrongful act of the Consultant;

3.

the Consultant rightfully had in its possession prior to the disclosure to Consultant by the Company;

4.

is independently created by the Consultant without direct or indirect use of the Confidential Information; or

5.

the Consultant rightfully obtains from a third party who has the right to transfer or disclose it.

2.

'Work Product' means work product resulting from or related to work or projects performed or to be performed for the Company or for clients of the Company, of any type or form in any stage of actual or anticipated research and development;

3.

'Computer Software' which means computer software resulting from or related to work or projects performed or to be performed for the Company or for clients of the Company, of any type or form in any stage of actual or anticipated research and development, including but not limited to programs and program modules, routines and subroutines, processes, algorithms, design concepts, design specifications (design notes, annotations, documentation, flowcharts, coding sheets, and the like), source code, object code and load modules, programming, program patches and system designs;

4.

'Other Proprietary Data' means information relating to the Company's proprietary rights prior to any public disclosure of such information, including but not limited to the nature of the proprietary rights, production data, technical and engineering data, test data and test results, the status and details of research and development of products and services, and information regarding acquiring, protecting, enforcing and licensing proprietary rights (including patents, copyrights and trade secrets);

5.

'Business Operations' means internal personnel and financial information, vendor names and other vendor information (including vendor characteristics, services and agreements), purchasing and internal cost information, internal services and operational manuals, and the manner and methods of conducting the Company's business;

6.

'Marketing and Development Operations' means marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques and methods of obtaining business, forecasts and forecast assumptions and volumes, and future plans and potential strategies of the Company which have been or are being discussed.

Confidential Obligations

15.

The Consultant agrees that a material term of the Consultant's contract with the Company is to keep all Confidential Information absolutely confidential and protect its release from the public. The Consultant agrees not to divulge, reveal, report or use, for any purpose, any of the Confidential Information which the Consultant has obtained or which was disclosed to the Consultant by the Company as a result of the Consultant's engagement of services by the Company. The Consultant agrees that if there is any question as to such disclosure then the Consultant will seek out senior management of the Company prior to making any disclosure of the Company's information that may be covered by this Agreement.

16.

The Consultant may disclose any of the Confidential Information:

1.

to a third party where Company has consented in writing to such disclosure; and

2.

to the extent required by law or by the request or requirement of any judicial, legislative, administrative or other governmental body, however, the Consultant will first have given prompt notice to the Company of any possible or prospective order (or proceeding pursuant to which any order may result), and the Company will have been afforded a reasonable opportunity to prevent or limit any disclosure.

Ownership and Title

17.

The Consultant acknowledges and agrees that all rights, title and interest in any Confidential Information will remain the exclusive property of the Company. Accordingly, the Consultant specifically agrees and acknowledges that she will have no interest in the Confidential Information, including, without limitation, no interest in know-how, copyright, trade-marks or trade names, notwithstanding the fact that she may have created or contributed to the creation of the same.

18.

The Consultant does hereby waive any moral rights that she may have with respect to the Confidential Information.

Return of Confidential Information

19.

The Consultant agrees that, upon request of the Company or upon termination or expiration, as the case may be, of services, the Consultant will turn over to the Company all documents, disks or other computer media, or other material in the possession or control of the Consultant that:

1.

may contain or be derived from ideas, concepts, creations, or trade secrets and other proprietary and Confidential Information as defined in this Agreement; or

2.

connected with or derived from the Consultant's services to the Company.

Non-Solicitation

20.

Any attempt on the part of the Consultant to induce others to leave the Company's employ, or any effort by the Consultant to interfere with the Company's relationship with its other Consultants and contractors would be harmful and damaging to the Company. The Consultant agrees that during the term of his services with the Company and for a period of three (3) years after the end of that term, the Consultant will not in any way, directly or indirectly:

1.

induce or attempt to induce any Consultant or contractor of the Company to quit employment or retainer with the Company;

2.

otherwise interfere with or disrupt the Company's relationship with its Consultants and contractors;

3.

discuss employment opportunities or provide information about competitive employment to any of the Company's Consultants or contractors; or

4.

solicit, entice, or hire away any Consultant or contractor of the Company.

This obligation will be limited to those that were Consultants or contractors of the Company when the Consultant was employed by the Company.

Non-Competition

21.

Other than through employment with a bona-fide independent party, or with the express written consent of the Company, which will not be unreasonably withheld, the Consultant will not, during the continuance of this Agreement or within two (2) years after the termination or expiration, as the case may be, of this Agreement, be directly or indirectly involved with a business which is in direct competition for the properties or other proposed acquisitions that the Consultant was working on during any time in the last year while providing services to the Company.

22.

For a period of two (2) years from the date of termination or expiration, as the case may be, of the Consultant’s engagement of services with the Company, the Consultant will not divert or attempt to divert from the Company any business the Company had enjoyed, solicited, or attempted to solicit, from its customers, or partners prior to termination or expiration, as the case may be, of the Consultant's services with the Company.

Termination Due to Discontinuance of Business

23.

In spite of anything contained in this Agreement to the contrary, in the event that the Company will discontinue operating its business at the location where the Consultant is employed, then, at the Company's sole option, this Agreement will terminate as of the last day of the month in which the Company ceases operations at such location with the same force and effect as if such last day of the month were originally set as the termination date of this Agreement.

Termination of Services

24.

Where the Consultant has breached any of the terms of this Agreement or where there is just cause for termination, the Company may terminate the Consultant's services without notice.

25.

The Consultant and the Company agree that reasonable and sufficient notice of termination of services by the Company is the greater of two weeks.

26.

If the Consultant wishes to terminate his own services with the Company, the Consultant will provide the Company with two weeks' notice.

27.

Should the Consultant terminate his services pursuant to this Agreement, and there is no constructive dismissal, the Consultant agrees to be reasonably available as a consultant for the purposes of maintaining any projects or developments created while still providing services by the Company. The Consultant agrees to negotiate the terms of the consulting work in good faith. In his capacity as a consultant for the Company pursuant to this paragraph, the Consultant agrees to provide his present residential address and telephone number as well as his business address and telephone number.

28.

The time specified in the notice by either the Consultant or the Company may expire on any day of the month and upon the date of termination the Company will forthwith pay to the Consultant any outstanding portion of the consulting fees. Notwithstanding the date of termination, the Consultant acknowledges and agrees to diligently execute and complete his service responsibilities to the Company at the reasonable direction of the Company. Failure of the Consultant to responsibly execute his obligations to the Company during the notice period will be considered to be an abandonment of his obligations and will be sufficient cause for immediate termination of the Consultant without compensation or notice.

Remedies

29.

The Consultant agrees and acknowledges that the Confidential Information is of a proprietary and confidential nature and that any disclosure of the Confidential Information to a third party in breach of this Agreement cannot be reasonably or adequately compensated for in money damages, would cause irreparable injury to Company, would gravely affect the effective and successful conduct of the Company's business and goodwill, and would be a material breach of this Agreement.

30.

In the event of a breach or threatened breach by the Consultant of any of the provisions of this Agreement, the Consultant agrees that the Company is entitled to, in addition to and not in limitation of any other rights and remedies available to the Company at law or in equity, to a permanent injunction in order to prevent or restrain any such breach by the Consultant or by the Consultant's partners, agents, representatives, servants, Consultants, and/or any and all persons directly or indirectly acting for or with the Consultant.

31.

The Consultant agrees to co-operate with the Company following termination by providing documentation and other information to permit the Company to evaluate whether the Consultant is honoring his post-services obligations set out in this Agreement.

Severability

32.

Company and Consultant acknowledge that this Agreement is reasonable, valid and enforceable. However, if a court of competent jurisdiction finds any of the provisions of this Agreement to be too broad to be enforceable, it is the parties' intent that such provision be reduced in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable, bearing in mind that it is the Consultant's intention to give the Company the broadest possible protection against disclosure of the Confidential Information, against the Consultant soliciting the Company's Consultants and contractors and against the Consultant using such Confidential Information in competing with the Company.

33.

In the event that any of the provisions of this Agreement will be held to be invalid or unenforceable in whole or in part, those provisions to the extent enforceable and all other provisions will nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included in this Agreement and the remaining provisions had been executed by both parties subsequent to the expungement of the invalid provision.

 Modification of Agreement

34.

Any amendment or modification of this Agreement or additional obligation assumed by either party in connection with this Agreement will only be binding if evidenced in writing signed by each party or an authorized representative of each party.

Governing Law

35.

It is the intention of the parties to this Agreement that this Agreement and the performance under this Agreement, and all suits and special proceedings under this Agreement, be construed in accordance with and governed, to the exclusion of the law of any other forum, by the laws of the Province of British Columbia, without regard to the jurisdiction in which any action or special proceeding may be instituted.

General Provisions

36.

The Consultant is liable for all costs, expenses and expenditures including, and without limitation, the complete legal costs incurred by the Company in enforcing this Agreement as a result of any default of this Agreement by the Consultant.

37.

No failure or delay by the Company in exercising any power, right or privilege provided in this Agreement will operate as a waiver, nor will any single or partial exercise of such rights, powers or privileges preclude any further exercise of them or the exercise of any other right, power or privilege provided in this Agreement.

38.

This Agreement will inure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and assigns, as the case may be, of the Company and the Consultant.

39.

This Agreement may be executed in counterparts.

40.

Time is of the essence in this Agreement.

41.

This Agreement constitutes the entire agreement between the parties and there are no further items or provisions, either oral or written. As of the effective date of this Agreement, this Agreement supersedes all other agreements between the parties. The parties to this Agreement stipulate that neither of them has made any representations with respect to the subject matter of this Agreement except such representations as are specifically set forth in this Agreement. Each of the parties acknowledges that it has relied on its own judgment in entering into this Agreement.

IN WITNESS WHEREOF Keegan Resources Inc.. has duly affixed its signature by a duly authorized officer and Tony Ricci has duly signed under hand on this _th day of December, 2005.

KEEGAN RESOURCES INC.. Per: Daniel T. McCoy
WITNESS	TONY RICCI

Page # of 9